EXHIBIT (D)(7)

                              EMPLOYMENT AGREEMENT
                              --------------------

         AGREEMENT, dated this 10th day of September, 2000 (the "Agreement"), between Mikasa, Inc., a Delaware corporation, and any successor thereto (the "Employer") and George T. Aratani (the "Employee").

         1. Employment, Duties and Agreements.
            ---------------------------------

         (a) Subject to the terms and conditions set forth herein, the Employer hereby agrees to employ the Employee as Chairman Emeritus of the Employer and the Employee hereby accepts the employment of, and agrees to serve, the Employer in such capacity during the employment period as determined pursuant to Section 3 hereof (the "Employment Period"). The Employee's authority, duties and responsibilities shall be such authority, duties and responsibilities as the Employer (acting through its Board of Directors (the "Board of Directors") or other authorized person) may reasonably determine from time to time as are substantially similar to those performed by the Employee prior to the Closing (as such term is defined in the Agreement and Plan of Merger among the Employer, J.G. Durand Industries, S.A. ("JGD") and certain other parties, dated as of the date hereof (the "Merger Agreement")). The Employee shall report to the Board of Directors. In rendering his employment hereunder, the Employee shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Employer and all applicable policies and rules of the Employer.

         (b) During the Employment Period, the Board of Directors may request that the Employee serve as a member of the Board of Directors or as a member of any management committee or board of directors of any subsidiary of the Employer, and, if so requested, the Employee agrees to serve as a member of the Board of Directors or as a member of any other such management committee or board of directors. The Employer agrees to indemnify the Employee against all liabilities, costs, charges and expenses whatsoever incurred by the Employee in connection with any threatened, pending or completed action, suit or proceeding to which the Employee may be made a party or may be threatened to be made a party by reason of the Employee's having served, at the request of the Employer, on the Board of Directors or as a member of any management committee or board of directors of any subsidiary of the Employer to the fullest extent permitted by applicable law and by the by-laws and certificate of incorporation of the Employer.

         (c) During the Employment Period and as long as the Employer shall not be in default of a material obligation hereunder or under the Stockholders' Agreement between the Employee, the Employer, JGD and certain other parties named therein, dated the date hereof, the Employee shall devote all necessary business time and energy, attention, skills and ability to the performance of his obligations hereunder, shall faithfully and diligently endeavor to promote the business and best interests of the Employer, and shall make available to the Employer all knowledge possessed by him relating to any aspect of his duties and responsibilities hereunder.

         2. Compensation.
            ------------

         (a) As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the Employment Period, the Employer shall pay the Employee, not less than once a month, an annual base salary at the rate of US$15,000 per annum ("Annual Base Salary"). The Employee's Annual Base Salary shall be reviewed each year by the Board of Directors on the first day of each January during the Employment Period; provided that the Annual Base Salary may not be reduced.

         (b) During the Employment Period, the Employee and his eligible dependents (to the extent such eligible dependents received such benefits and perquisites prior to the Closing) shall be entitled to receive benefits and perquisites from the Employer, including without limitation, reimbursement of customary business expenses, gas cards (for the Employee and his spouse), vacation, life, short-term disability and long-term disability insurance, medical and dental insurance, 401(k) and pension benefits, which are no less favorable in the aggregate than those benefits and perquisites received by the Employee and his eligible dependents prior to the Closing.

         (c) During the Employment Period, the Employer shall provide the Employee with an office and administrative support substantially similar to those provided to the Employee prior to the Closing.

         3. Employment Period.
            -----------------

         The Employment Period shall commence on the date of the Closing and shall terminate on December 31, 2002.

         4. Attorneys' Fees.
            ---------------

         If the Employee prevails in any litigation or arbitration commenced (including any proceedings in a bankruptcy court) between the parties hereto concerning any provision of this Agreement or the rights and duties of any party hereunder, in addition to such other relief as may be granted, the Employer shall reimburse the Employee for his attorneys' fees and court costs incurred by reason of such litigation or arbitration.

         5. Miscellaneous.
            -------------

         (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to the Employer:

         Mikasa, Inc.
         One Mikasa Drive
         Secaucus, NJ  07096-1549
         Attention:  Chief Executive Officer
                     General Counsel


         If to the Employee:

         George T. Aratani
         c/o Mikasa, Inc.
         One Mikasa Drive
         Secaucus, New Jersey  07096-1549

         Copy to:

         J.G. Durand Industries, S.A.
         38 rue Adrien Danvers
         62510 Arques, France
         Attention:  Mr. Paul Fontaine

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

         (b) This Agreement constitutes the entire agreement among the parties hereto with respect to the matters addressed herein, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the subject matter hereof.

         (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

         (d) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employer or by the Employee.

         (e) If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

         (f) The Employer may withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

         (g) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to its principles of conflicts of law.

         (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         (i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

         (j) Other than this Section 5(j), which shall be effective upon execution of this Agreement, the other provisions of this Agreement shall become effective immediately following the Effective Time and shall not be in full force or effect prior thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.





                                     MIKASA, INC.

                                     By: /s/ Amy Tunis
                                         ----------------------
                                     Name:  Amy Tunis
                                     Title: Secretary





                                     GEORGE T. ARATANI


                                     /s/ George T. Aratani
                                     -------------------------